EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                  CONTACT:     Media: Randy Donaldson
                                                       (404) 676-3853

                                           Investors: Nancy W. Ford
                                                       (404) 676-2817


               THE COCA-COLA COMPANY AND CADBURY SCHWEPPES

                   ANNOUNCE $1.85 BILLION TRANSACTION

                  FOR CADBURY SCHWEPPES BEVERAGE BRANDS



LONDON, DECEMBER 11, 1998 - The Coca-Cola Company and Cadbury Schweppes today announced that they have signed agreements for The Coca-Cola Company to acquire Cadbury Schweppes' beverage brands in more than 120 countries around the world for approximately $1.85 billion. These brands include Schweppes and Canada Dry mixers, Dr Pepper, Crush and other regional brands. The transactions do not apply to the U.S., France and South Africa.

The agreements will give The Coca-Cola Company ownership of outstanding brands in beverage segments in which it does not currently participate in any significant way. Schweppes and Canada Dry tonic waters, club sodas and ginger ales are included, as are a variety of juice products, bottled waters and dilutables. The transactions also include acquisition of beverage base plants in Ireland and Spain.

Completion of the transactions is subject to regulatory review in a number of countries and certain other approvals. The Coca-Cola Company and Cadbury Schweppes anticipate closing of the transaction in the middle of 1999.

"These agreements will allow The Coca-Cola Company to participate in segments of the beverage business where it currently does not have meaningful entries," said M. Douglas Ivester, chairman of the Board and chief executive officer, The Coca-Cola Company. "The family of Cadbury Schweppes brands will be a wonderful addition to the core brands of The Coca-Cola Company.

"Because we currently do not have any broadly-distributed brands in these segments, the transactions will provide our consumers and customers increased availability of a greater variety of non-alcoholic beverages and enhanced profitability opportunities for our customers."

"These agreements will create immediate and substantial value for our shareowners and simultaneously enhance our ability to develop and focus on our strong global confectionery and U.S. beverage business," said John Sunderland, chief executive officer of Cadbury Schweppes.

"Cadbury Schweppes non-U.S. beverages brands are renowned and profitable," Mr. Sunderland added. "However, this development recognizes that they can be more successfully grown within the broader international infrastructure which Coca-Cola has established over many years."

Following completion of the transactions, all of Cadbury Schweppes' approximately 450 employees associated with the franchising of these brands and manufacturing of concentrate in these territories will have the opportunity to take jobs with The Coca-Cola Company.

"We look forward to welcoming Cadbury Schweppes employees to the Coca-Cola family," said Mr. Ivester. "Great brands do not just happen - they are the result of the hard work of talented, committed people. Cadbury Schweppes' beverage team will play an important role in integrating these new brands into our business system."


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